Exhibit 10.08

GLU MOBILE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Glu Mobile Inc. (“Company”) and Nick Earl (“Employee”).  This Agreement is effective as of November 10, 2016 (the “Effective Date”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.         Position and Duties.  As of the Effective Date, Employee will serve as the Company’s President and Chief Executive Officer.  As the Company’s President and Chief Executive Officer, Employee will be the most senior officer of the Company and will render such business and professional services in the performance of his duties as are customary to such offices and positions in a Delaware corporation and consistent with the Company’s Certificate of Incorporation and Bylaws, including general supervision, direction, and control of the business and officers of the Company, subject in every case to the direction and control of the Company’s Board of Directors (the “Board”) and its committees.  Employee shall report directly and solely to the Board.  Employee agrees to serve without additional remuneration in an executive or director capacity for one or more direct or indirect subsidiaries of the Company as the Board may from time to time request.  Employee’s primary place of employment will be located at the Company’s corporate headquarters in the San Francisco Bay Area.

2.         Board Service. Employee will be appointed to the Board not later than thirty (30) days following the Effective Date.  Employee may be removed from the Board in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws.  Upon the termination of Employee’s employment for any reason, and unless otherwise requested by the Board, Employee will be deemed to have voluntarily resigned from the Board (and all other positions held at the Company and its affiliates) without any further action required by Employee or the Board.  At the Board’s request, Employee will execute any documents necessary to reflect such resignation.

3.         Exclusive Service. Executive shall devote his full business efforts and time to the Company.  During his employment with the Company, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may serve in any capacity with any civic, educational or charitable organization without the prior approval of the Board, so long as such activities do not materially interfere with Employee’s duties and obligations under this Agreement.  Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment.

4.         At‑Will Employment. Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, for any reason, with or without notice.

5.         Compensation and Benefits.

5.1    Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $450,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Compensation Committee of the Board shall periodically review Employee’s compensation and benefits.

5.2    Annual Target Bonus. Employee will continue to be eligible to participate in the Company’s 2016 Executive Bonus Plan, as amended on May 12, 2016 (the “Bonus Plan”), pursuant to which Employee is eligible to receive an annual cash bonus with a target of one hundred percent (100%) of Employee’s then current annual base salary and a maximum cash bonus equal to two hundred percent (200%) of Employee’s then current annual base salary, subject to the terms and conditions of the Bonus Plan.  Employee’s participation in any future bonus plans, and the terms of any such future bonus plans, will be determined by the Board or the Compensation Committee of the Board.

5.3    Employee Benefits. During Employee’s employment with the Company, Employee will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and employee stock purchase plan and vacation policies.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.4    Severance Benefits for Termination Without Cause or Involuntary Termination. If the Employee’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Severance Agreement by and between Employee and the Company with an effective date of November 10, 2016 (the “Change of Control Agreement”)) or is terminated as a result of an Involuntary Termination (as such term is defined in the Change of Control Agreement) at any time, other than within twelve (12) months after a Change of Control (as such term is defined in the Change of Control Agreement), and Employee delivers to the Company a signed agreement and general release (the “Release”) and satisfies all conditions to make the Release effective within sixty (60) days following such termination (the “Release Period”), then, in addition to Accrued Compensation (as defined below) (which shall be payable pursuant to the Company’s usual payroll schedule irrespective of whether Employee signs and returns the Release), the Employee will be entitled to the following severance benefits (which, to the extent they are payments of money, shall be payable by the Company not later than fourteen (14) days following receipt by the Company of the Release):

(i)    twelve (12) months of the Employee’s then-current annual base salary, payable in a lump sum (the “Severance Payment”); and

(ii)    until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA (as such term is defined below), or (ii) twelve (12) months from the termination date, the Company shall reimburse Employee for continuation coverage pursuant to COBRA as was in effect for the Employee (and any eligible dependents) on the day immediately preceding the termination date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder; and (ii) the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing COBRA reimbursements without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide Employee, in lieu thereof, a taxable lump sum payment for the balance of the COBRA period (the “Cash COBRA”), which payment will equal 100% of the applicable COBRA premium for the Employee and any dependents.  The number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of previously reimbursed COBRA premiums.

Notwithstanding the foregoing, if the Release Period straddles two calendar years, then the Severance Payment will be paid on March 15th of the second year.

6.          Stock Options.

6.1    Stock Option Awards. Following the Effective Date and subject to approval of the Compensation Committee of the Board, the Company will grant Employee two non-qualified stock options to purchase an aggregate of one million five hundred thousand (1,500,000) shares of the Company’s Common Stock (the “Options”).  The Options will be bifurcated into two awards: the first Option award will be a non-qualified stock option to purchase an aggregate of six hundred fifty thousand (650,000) shares of the Company’s Common Stock to be granted as soon as reasonably practicable following the Effective Date (the “First Option”), and the second Option award will be a non-qualified stock option to purchase an aggregate of eight hundred fifty thousand (850,000) shares of the Company’s Common Stock to be granted on the first trading day of 2017 or as soon as reasonably practicable thereafter (the “Second Option”). Each Option will have an exercise price equal to the fair market value of the Company’s common stock on the applicable date of grant and will vest over four (4) years, with twenty-five percent (25%) of the total number of shares subject to each Option vesting on the one-year anniversary of the date of grant of the First Option and the remainder vesting in equal installments on the monthly date of the First Option’s grant anniversary each month thereafter.  Vesting will depend on Employee’s continued service with the Company and will be subject to the terms and conditions of the plan (as applicable) and the written stock option agreement governing the Options.

6.2    Transfer Restrictions. During the period beginning on the grant date of the First Option and continuing and including the date that is twenty-four (24) months after the grant date of the First Option, Employee will not offer, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the Options or any shares of Common Stock subject to the Options (the “Lock-Up”) provided, however, that the foregoing restrictions shall not apply to transfers (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the Employee or the immediate family of the Employee, (iii) by will or the laws of descent, (iv) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, or (v) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Employee’s shares of Common Stock and the Options shall remain subject to the provisions of this Lock-Up; provided, however, that in the case of subclauses (i), (ii), (iii) and (iv)  above, it shall be a condition to the transfer or distribution that each transferee, donee or distributee shall execute an agreement stating that such transferee, donee or distributee is receiving and holding such capital stock subject to the provisions of this Lock-Up and there shall be no further transfer of such capital stock in accordance with the Lock-Up.

7.        Expenses Relating to the Performance of Services. The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses directly incurred by Employee in connection with the performance of services as the Company’s Chief Executive Officer.  In addition, the Company will reimburse your reasonable attorneys’ fees, not to exceed $10,000, incurred in connection with the consideration and negotiation of this Agreement.

8.        Change of Control Severance Benefits. Employee will execute, and upon such execution, be entitled to the benefits set forth in the Change of Control Agreement, attached hereto as Exhibit A, subject to its terms and conditions.

9.        Termination of Employment for Cause, Death, Disability or Voluntary Separation from Service. In the event of any separation from service of Employee’s employment by the Company for Cause (as such term is defined in the Change of Control Agreement) or in the event of the Employee’s death, disability (as such term is defined in Section 22(e)(3) of the Code or voluntary separation from service at any time and for any reason, the Employee will be paid only the Accrued Compensation.

10.        Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee and other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates; (iii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iv) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date (the  “Accrued Compensation”).  These payments shall be made promptly and within the period of time mandated by law.

11.       Miscellaneous.

11.1    Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”).  All arbitration proceedings shall be conducted in Santa Clara County, California.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

11.2    Indemnification.  The Company will continue to provide you indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the Company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other executive officer or director of the Company.

11.3    Section 409A. To the extent (i) any payments to which Employee becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Employee’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such separation from service to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.  For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.  A termination of employment is intended to constitute a “separation from service” within the meaning of Section 409A.

11.4    Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

11.5    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.6    Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

11.7    Withholding. All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

11.8    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

11.9    Entire Agreement. This Agreement (and the exhibit(s) hereto) constitute the entire agreement and understanding between the parties relating to the subject matter contained herein.

11.10    Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, expect in a writing executed by both Employee and the Board.

11.11    Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.  Employee acknowledges that she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

11.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

11.13    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date indicated below.

Glu Mobile Inc.		Employee

/s/ Benjamin T. Smith, IV		/s/ Nick Earl

Name:	Benjamin T. Smith, IV	Nick Earl
Title: Lead Director and Chairman of the
Compensation Committee